U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

March 26, 2018

Date of Report

(Date of earliest event reported)

(Exact name of Registrant as specified in its Charter)

Nevada	99-0377457
(State or other jurisdiction of incorporation or formation)	I.R.S. Employer Identification Number

717 Green Valley Road, Suite 200 Greensboro, North Carolina	27408
(Address of principal executive offices)	Zip Code

(678) 401-8601

Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities.

On March 22, 2018, the Company issued 30 shares of Series B Preferred Stock to Shefford Advisors, LLC. This issuance was made as part of an Advisory Agreement, in lieu of cash, entered into of even date. The Series B Preferred Shares are non-voting and not entitled to dividends. Upon liquidation, dissolution or winding up of the Company, the holder is entitled to a liquidation preference of $25,000 per share of Series B Preferred Share. The Holder may convert Series B Preferred Shares into authorized but unissued shares of the Company’s common stock equal to $25,000 divided by the average VWAP for the five trading days immediately prior to the conversion date.

As a principal of Shefford Advisors, LLC, Mr. Jonathan Cross, the Company’s Chairman and CEO, will be considered a beneficial owner of said shares.

ITEM 5.01 Changes in Control of Registrant.

On March 22, 2018, as part of her resignation as CEO and Director on March 12, 2018 (previously announced), Mrs. Kimberly Thompson returned One (1) Share of the Company’s Series A Preferred Stock to the Company. Following this action, Mrs. Thompson owns Zero (0) Shares of the Company’s Series A Preferred Shares, but has retained 60,000 shares of the Company’s common stock.

Concurrent with Mrs. Thompson’s return of said share, Mr. Jonathan Cross, the Company’s Chairman and CEO, was issued One (1) Share of the Company’s Series A Preferred Stock. Each share of Series A Preferred Stock gives the holder voting rights equal to 2 votes for every one share of common stock outstanding at the time of a vote of shareholders and does not have any additional rights or preferences. As such, at March 22, 2018, Jonathan Cross controlled the majority of shareholder votes.

ITEM 8.01 Other Events.

Following the closing of its Dallas, Georgia office (reported on March 14, 2018), the Company has relocated its headquarters office to 717 Green Valley Road, Suite 200, Greensboro, North Carolina 27408. This office will serve as temporary space while management identifies permanent space.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAFFING GROUP LTD.

Date: March 26, 2018	By:	/s/ Jonathan Cross
	Name:	Jonathan Cross
	Title:	Chairman/Chief Executive Officer

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